Exhibit 5



                           WEIL, GOTSHAL & MANGES LLP
                         A LIMITED LIABILITY PARTNERSHIP
                       INCLUDING PROFESSIONAL CORPORATIONS
                                767 FIFTH AVENUE
                               NEW YORK, NY 10153
                                  212-310-8000
                               (FAX) 212-310-8007



Writer's Direct Dial                                  September 29, 1999





HomeFed Corporation
1903 Wright Place
Carlsbad, California  92008

Ladies and Gentlemen:

           We have acted as counsel to HomeFed Corporation (the "Company") in connection with the filing of the Registration Statement on Form S-2 (the "Registration Statement") by the Company with the Securities and Exchange Commission on June 3, 1999 with respect to 50,675,812 shares (the "Shares") of common stock of the Company, par value $0.01 per share, being registered in connection with the distribution of the Shares by a trust (the "Trust") formed for the benefit of shareholders of record of Leucadia National Corporation ("Leucadia") as of August 25, 1998. Pursuant to the Company's Fourth Amended Plan of Reorganization, dated July 15, 1994, 4,117,986 of the Shares were issued to Leucadia in 1995. These shares were transferred to the Trust by Leucadia on August 14, 1998. The balance of the Shares were issued to the Trust pursuant to stock purchase agreements between Leucadia and the Company, dated as of August 14, 1998 and October 20, 1998. These agreements were subsequently transferred to the Trust.

           In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Registration Statement and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

           In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been

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independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

           Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares are duly authorized, validly issued, fully paid and non-assessable.

           The opinion expressed herein is limited to the corporate laws of the State of Delaware and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

           We hereby consent to the use of this letter as an exhibit to the Registration Statement and any and all references to our firm in the Prospectus that is a part of the Registration Statement.

                                                Very truly yours,

                                                /s/ Weil, Gotshal & Manges LLP




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